Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Mississippian Trust I (the “Trust”) of our name and to the inclusion of information taken from the reports listed below in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on or about March 14, 2014, including any amendments thereto, as well as to the incorporation by reference thereof into the Trust’s Registration Statement on Form S-3 (File No. 333-184561):

December 31, 2013, SandRidge Mississippian Trust I Interest in Certain Properties located in Oklahoma — SEC Price Case

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ J. Zane Meekins
J. Zane Meekins
Executive Vice President

Fort Worth, Texas

March 14, 2014